SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 8-K
                              CURRENT REPORT





                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)  July 7, 1997
                                                __________________


                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.
           _____________________________________________________
          (Exact name of registrant as specified in its charter)


     Delaware                1-11596               58-1954497
  ______________          _______________      __________________
 (State or other         (Commission File      (IRS Employer
 jurisdiction of             Number)           Identification No.)
  incorporation)



1940 N.W. 67th Place, Suite A, Gainesville, FL            32653
______________________________________________          _________
(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code (352) 373-4200
                                                   _______________


                              Not applicable
       ____________________________________________________________
       (Former name or former address, if changed since last report)

Item 5.   Other Events.

Sale of Series 5 Class E Convertible Preferred Stock.

     On or about July 14, 1997, Perma-Fix Environmental Services, Inc. (the "Company") issued to the Infinity Fund, L.P. ("Infinity"), 350 shares of newly-created Series 5 Class E Convertible Preferred Stock, par value $.001 per share ("Series 5 Preferred"), at a price of $1,000 per share, for an aggregate sales price of $350,000. The sale to Infinity was made in a private placement under Rule 506 of Regulation D under the Securities Acts of 1933, as amended, pursuant to the terms of a Subscription and Purchase Agreement, dated July 7, 1997, between the Company and Infinity ("Subscription Agreement"). The Company intends to utilize the proceeds received on the sale of Series 5 Preferred for the payment of debt and general working capital.

     The Series 5 Preferred has a liquidation preference over the Company's common stock, par value $.001 per share ("Common Stock"), equal to $1,000 consideration per outstanding share of Series 5 Preferred (the "Liquidation Value"), plus an amount equal to all unpaid dividends accrued thereon. The Series 5 Preferred accrues dividends on a cumulative basis at a rate of four percent (4%) per annum of the Liquidation Value ("Dividend Rate"), and is payable semi-annually when and as declared by the Board of Directors. No dividends or other distributions may be paid or declared or set aside for payment on the Company's Common Stock until all accrued and unpaid dividends on all outstanding shares of Series 5 Preferred have been paid or set aside for payment. Dividends may be paid, at the option of the Company, in the form of cash or Common Stock of the Company. If the Company pays dividends in Common Stock, such is payable in the number of shares of Common Stock equal to the product of (a) the quotient of (i) the Dividend Rate divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the NASDAQ for the five trading days immediately prior to the date the dividend is declared, multiplied by (b) a fraction, the numerator of which is the number of days elapsed during the period for which the dividend is to be paid and the denominator of which is 365.

     The holder of the Series 5 Preferred may convert into Common Stock up to 175 shares of the Series 5 Preferred on and after November 3, 1997, and the remaining 175 shares of the Series 5 Preferred on and after December 3, 1997. The conversion price per share is the lesser of (a) the product of the average closing bid quotation for the five (5) trading days immediately preceding the conversion date multiplied by 80% or (b) $1.6875. The minimum conversion price is $.75, which minimum will be eliminated from and after September 6, 1998. If the average closing bid quotation for the five trading days immediately preceding the conversion of the Series 5 Preferred equals or exceeds $2.11, the holder will have the right to convert the Series 5 Preferred into approximately 207,400 shares of Common Stock. The Company will have the option to redeem the shares of Series 5 Preferred (a) between July 14, 1998, and July 13, 2001, at a redemption price of $1,300 per share if at any time the average closing bid price of the Common Stock for ten consecutive trading days is in excess of $4.00, and (b) after July 13, 2001, at a redemption price of $1,000 per share. The holder of the Series 5 Preferred will have the option to convert the Series 5 Preferred prior to redemption by the Company.

     On June 30, 1997, the Company entered into a Stock Purchase Agreement ("Centofanti Agreement") with Dr. Louis F. Centofanti, currently the President, Chief Executive Officer, Chairman of the Board, and Director of the Company, whereby the Company sold, and Dr. Centofanti purchased, 24,381 shares of the Company's Common Stock. The sale to Dr. Centofanti was made in a private placement under Rule 506 of Regulation D under the Securities Act of 1933, as amended. The purchase price was $1.6406 per share representing 75% of the $2.1875 closing bid price of the Common Stock as quoted on the NASDAQ on the date that Dr. Centofanti notified the Company of his desire to purchase such shares. Pursuant to the terms of the Centofanti Agreement, Dr. Centofanti paid the Company the aggregate purchase price of $40,000 for the 24,381 shares of Common Stock. The sale of the 24,381 shares and the terms of the Centofanti Agreement were authorized by the Company's Board of Directors.

Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits.

          4.1  Subscription and Purchase Agreement, dated July 7,
               1997, between the Company and The Infinity Fund,
               L.P.

          4.2  Certificate of Designations of Series 5 Class E
               Convertible Preferred Stock, dated July 14, 1997.

          4.3  Specimen copy of Series 5 Class E Convertible
               Preferred Stock certificate.

          4.4 Stock Purchase Agreement, dated June 30, 1997, between the Company and Dr. Louis F. Centofanti.

          4.5 Stock Purchase Agreement, dated June 30, 1997, between the Company and Steve Gorlin.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated:  July 25, 1997.

                              PERMA-FIX ENVIRONMENTAL
                              SERVICES, INC.


                              By:   /s/ Richard T. Kelecy
                                 ____________________________
                                  Richard T. Kelecy
                                  Chief Financial Officer

                               -3-


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